Exhibit 107

Calculation of Filing Fee Tables

F-1

(Form Type)

Vision Marine Technologies Inc.

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule		Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, no par value(1)	457	(c)	25,714,284	(2)	$0.7S5	(3)	$19,285,713	(3)	$0.0001476	$2,847
Fees Previously Paid
	Total Offering Amounts								$2,847
	Total Fees Previously Paid								$-
	Total Fee Offsets								$-
	Net Fee Due								$2,847

(1)	In accordance with Rule 416(a), the registrant is also registering an indeterminate number of additional common shares that shall be issuable pursuant to Rule 416 to prevent dilution resulting from share splits, share dividends or similar events.

(2)	The amount registered consists of (i) 10,000,000 of common shares that may be issued upon conversion of the Series A Preferred Shares, (ii) up to 2,857,142 of our common shares by the selling shareholders that may be issued upon the conversion of warrants to purchase common shares, and (iii) the option to purchase up to 12,857,142 common shares consisting of an additional 10,000,000 common shares upon optional conversion of Series A Preferred Shares and up to an additional 2,857,142 common shares upon the option to exercise up to an additional 2,857,142 common warrants.

(3)

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of our common shares on The Nasdaq Capital Market on January 29, 2024 (such date being within five business days of the date that this registration statement was first filed with the Securities and Exchange Commission, in accordance with Rule 457(c) under the Securities Act).